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                                                                  Exhibit 10(a)



Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Pre-Effective Amendment No. 1 to the 1933 Act Registration Statement (Form N-4 No. 333-181617) and Amendment No. 200 to the 1940 Act Registration Statement (Form N-4 No. 811-08441) pertaining to Lincoln Life & Annuity Variable Annuity Account H, and to the use therein of our reports dated (a) March 30, 2012, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) March 30, 2012, with respect to the financial statements of Lincoln Life & Annuity Variable Annuity Account H for the registration of interests in a separate account under individual flexible payment deferred variable annuity contracts.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 27, 2012